Exhibit 99.1

FOR IMMEDIATE RELEASE

News Release

Media:

Jeff Nevins

207.535.4170

jnevins@fairpoint.com

Investor Relations:

Lee Newitt

704.344.8150

lnewitt@fairpoint.com

FairPoint Benefits from Regulatory Reform in Maine, New Hampshire and Vermont

States Move to Level the Competitive Playing Field for all Telecommunications Providers

PORTLAND, Maine (July 18, 2012) – FairPoint Communications commends the recent regulatory reforms in northern New England, saying the moves are important for consumers since they enable the company to react to market pressures more quickly. In addition, they will reduce the company’s exposure to unnecessary penalties by more than $31 million.

“This is a big step forward for FairPoint. This regulatory reform addresses the dramatic change in communications technology and further enables competition,” said FairPoint CEO Paul Sunu. “We applaud the legislators in Maine and New Hampshire, as well as the regulators in Vermont, for being proactive in eliminating unneeded regulations and crafting pro-competitive regulations. The reforms recognize the need to promote a competitive marketplace and they encourage innovation and continued investment in telecommunications services.”

The company had set regulatory reform as one of its top strategic objectives for 2012.

This year’s regulatory reforms in northern New England follow a trend of telecommunications regulatory reform in a number of states across the United States. The reforms come as states respond to increasing competition and the view that over-regulation limits customer choice, innovation and investment.

FairPoint is the sixth largest wireline company, operating in 18 states with more than 1.3 million access line equivalents. The reform effort is a significant achievement for FairPoint because 80 percent of its customer base is in northern New England and its state-of-the-art fiber network serves all three states.

About Vermont

The Vermont Public Service Board in January approved a four-year regulatory plan for FairPoint Communications that takes an important first step toward ensuring fair industry competition while providing pricing flexibility and protections for consumers.

Under the new plan, which expires in 2015, FairPoint no longer needs Public Service Board approval to offer competitive pricing – a step that, in the past, has taken as much as seven weeks to approve. The new rules also allow FairPoint pricing flexibility on all its services except basic local exchange voice service. Local voice service prices are frozen for two years and then price increases are allowed within specified limits after that. Basic rates will continue to be uniform across the state.

“This levels the playing field when it comes to offering competitive pricing,” said Mike Smith, FairPoint’s Vermont state president. “We have the team and the technology to go head to head with anyone; now we can compete in real time.”

The new plan recognizes the strides FairPoint has made in improving and maintaining high standards of customer service. It substantially reduces the amount of service quality penalties FairPoint could be subject to, to a maximum of $1.65 million per year, down from $10.5 million per year. With continued strong service quality performance, automatic penalties will be eliminated in 2013.

About New Hampshire

In New Hampshire, the legislation allows telecommunications providers to compete more effectively and confirms that Voice over Internet Protocol (VoIP) services and IP-enabled services are not subject to regulation. It also preserves incumbent local exchange carrier obligations to serve as the carrier of last resort and ensures that all residents have an affordable basic service option for phone service.

The new law provides regulatory freedom for all retail products and services, and allows FairPoint flexibility to quickly adjust its pricing to respond to changes in the marketplace. Also, it removes long-standing regulatory requirements, including burdensome recordkeeping and financial penalties that inhibit competition, drain resources and increase expenses.

“The legislation puts in place much needed regulatory reform reflecting today’s competitive realities,” said Pat McHugh, FairPoint’s New Hampshire state president. “The current regulatory system, which was created 100 years ago, had become completely outdated because of changes in the telecommunications marketplace.”

McHugh stated that the regulatory reform legislation eliminated the previously imposed NH retail service penalty scheme that exposed FairPoint, and no other carrier in NH, to penalties in the amount of $12.5 million per year.

About Maine

The legislation passed in Maine – the first fundamental overhaul of the state’s regulatory statute since 1913 – also moves the regulatory requirements of all telecommunications providers closer to parity.

“The legislation is a bold step forward and recognizes that the industry is going through a period of dramatic change,” said Mike Reed, FairPoint’s Maine state president. “Vigorous competition is a reality in Maine, and telecommunications regulation will now reflect that.”

The new regulation provides regulatory freedom for all retail products and services and allows FairPoint flexibility to quickly adjust its pricing to respond to changes in the marketplace.

Also, it removes or drastically reduces regulatory requirements – many with financial penalties – that are no longer necessary in this highly competitive environment. Reed said the new regulations provide a reduction of penalty exposure from $12.5 million to $2 million per year.

The reform legislation in both New Hampshire and Maine had strong bipartisan support, and was also backed by broad-based coalitions that included cable companies, incumbent local exchange companies, wireless providers, consumer groups and business trade groups.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 18 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com. You can also connect with FairPoint on Twitter (http://www.twitter.com/myfairpoint) and Facebook (http://www.facebook.com/myfairpoint).

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